Exhibit 99.1

LCA-Vision Strengthens its Board of Directors with the Addition of Two New Members

Cincinnati, March 21, 2005 — LCA-Vision Inc. (Nasdaq: LCAV), a leading provider of laser vision correction services under the LasikPlus brand, announced today the appointments of William F. Bahl and Thomas G. Cody to its board of directors effective immediately. Mr. Bahl and Mr. Cody will stand for election at the annual shareholder meeting in May.

“We are pleased to strengthen our board with these two well qualified members,” said Stephen N. Joffe, LCA-Vision’s chairman and chief executive officer. “Their proven leadership abilities and broad experiences add tremendous value to our company, and we believe will be instrumental as we continue to drive earnings growth and execute our expansion and profitability strategies. We are excited and honored that they have chosen to serve on the Board of LCA-Vision.”

Mr. Bahl is the co-founder and owner of Bahl & Gaynor Investment Counsel, an independent registered investment advisor located in Cincinnati, Ohio. Prior to founding Bahl & Gaynor in 1990, he served as Senior Vice President and Chief Investment Officer at Northern Trust Company in Chicago. From 1978 until 1985, he was Vice President and Chief Investment Officer at Fifth Third Bank in Cincinnati. He began his career at Mellon Bank in Pittsburgh. He is a Chartered Investment Counselor and a Chartered Financial Analyst, and is a member of the Institute of Chartered Financial Analysts. He currently serves on the board of Cincinnati Financial Corporation, and serves as a trustee for both the Talbert House Foundation and The Deaconess Association. He is also the current Chairman of the Cincinnati Country Day School Foundation, and is a member of the Cincinnati Society of Financial Analysts, and was selected to participate in Leadership Cincinnati Class VIII. Formerly, he served as a trustee for the Chicago Society of Financial Analysts, and was President of the Cincinnati Society of Financial Analysts. He also previously served as Chairman of the Board for both the Cincinnati Country Day School and The Deaconess Hospital. Mr. Bahl received his M.B.A. from the University of Michigan, and his B.A. from the University of Florida.

Mr. Cody is Vice Chairman of Federated Department Stores. He joined Federated in 1982 from Pan American World Airways, Inc., where he served as Senior Vice President, General Counsel and Secretary. Mr. Cody currently serves on the board of CTS Corporation. He is also a member of the board of trustees for a number of organizations, including Xavier University, Children’s Hospital Medical Center, The Children’s Hospital, LifeCenter Organ Donor Network, the Cincinnati Art Museum, the Medical Center Fund, and the National Conference for Community and Justice. He is a past chair of the United Way and Community Chest, and the Greater Cincinnati Chamber of Commerce board of trustees, as well as the former co-chair of Cincinnati C.A.N. Mr. Cody received his J.D. from St. John’s University School of Law, and his B.A. from Maryknoll College.

About LCA-Vision Inc. & LasikPlus
LCA-Vision Inc. (Nasdaq: LCAV) is a leading provider of laser vision correction services under the LasikPlus brand. The company owns and operates 42 LasikPlus fixed-site laser vision correction centers in the United States, and three centers in a joint venture in Canada. Additional company information is available at the company’s websites: http://www.lca-vision.com and http://www.lasikplus.com.

This news release contains forward-looking statements that are subject to risks and uncertainties that may result in actual results to differ materially from current expectations. For a discussion of risks and uncertainties that we face, please refer to our filings with the Securities and Exchange Commission including, but not limited to, our Forms 10-K and 10-Q.

For Additional Information
Patricia Forsythe
V.P. Investor Relations
513-792-5629
pforsythe@lca.com